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                                                                   Exhibit 11.1



                      NEOPROBE CORPORATION AND SUBSIDIARIES
                     COMPUTATION OF INCOME (LOSS) PER SHARE



                                                                              Three Months Ended                Years Ended
                                                                                 December 31,                   December 31,
                                                                             2000             1999          2000          1999
                                                                      ------------------   ----------   ------------  ------------

Weighted average number of common shares outstanding
   used in computing basic income (loss) per share                          25,894,103     23,046,644     25,710,127     23,003,461

Add net shares issuable pursuant to stock option plans,
   less shares assumed repurchased at the average market price                  70,302           --          303,410           --

Add net shares issuable pursuant to outstanding warrants,
   less shares assumed repurchased at the average market price                    --        3,542,498        426,826           --
                                                                          ------------   ------------   ------------   ------------

Weighted average number of common shares outstanding
   used in computing diluted income (loss) per share                        25,964,405     26,589,142     26,440,363     23,003,461
                                                                          ============   ============   ============   ============


Income (loss) attributable to common stockholders                         $    723,365   $    232,524   $  1,075,238   $ (7,894,523)


Basic income (loss) per share attributable to common stockholders         $       0.03   $       0.01   $       0.04   $      (0.34)
                                                                          ============   ============   ============   ============


Diluted income (loss) per share attributable to common stockholders       $       0.03   $       0.01   $       0.04   $      (0.34)
                                                                          ============   ============   ============   ============
